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                                                                     EXHIBIT 3.8

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                      DORCHESTER MINERALS MANAGEMENT GP LLC

     THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of December 12, 2001 is entered into and executed by SAM Partners, Ltd., a Texas limited partnership ("SAM"), Vaughn Petroleum, Ltd., a Texas limited partnership ("Vaughn"), Smith Allen Oil & Gas, Inc., a Texas corporation ("SAOG"), P.A. Peak Inc., a Delaware corporation ("Peak"), and James E. Raley, Inc., a Delaware corporation ("Raley"), as the initial members. Each of SAM, Vaughn, SAOG, Peak and Raley is a "Member" and, collectively, they are sometimes referred to as the "Members."

                                    ARTICLE I
                                   DEFINITIONS

     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

     "Certificate of Formation" means the Certificate of Formation filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended or restated from time to time.

     "Delaware Act" means the Delaware Limited Liability Company Act, as amended from time to time, and any successor to such act.

     "Member" means the members named in the preamble and defined as the Members therein, and any other member admitted to the Company from time to time.

     "Company" means Dorchester Minerals Management GP LLC, a Delaware limited liability company.

     "Percentage Interest" means, with respect to any Member, the percentage set forth in Section 2.6 below.

                                   ARTICLE II
                             ORGANIZATIONAL MATTERS

     2.1 Formation. Subject to the provisions of this Agreement, the Members have formed the Company as a limited liability company pursuant to the provisions of the Delaware Act. The Members hereby enter into this Agreement to set forth the rights and obligations of the Members and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration, dissolution, and termination of the Company shall be governed by the Delaware Act.

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     2.2 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, "Dorchester Minerals Management GP LLC."

     2.3 Principal Office; Registered Office.

          (a) The principal office of the Company shall be at 3738 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219 or such other place as the Members may by a majority vote of the members on a per capita basis from time to time designate. The Company may maintain offices at such other places as the Members may by a majority vote of the members on a per capita basis from time to time designate deem advisable.

          (b) The address of the Company's registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Company's registered agent for service of process at such address shall be The Corporation Trust Company.

     2.4 Term. The Company shall continue in existence until an election to dissolve the Company by the Members by unanimous vote.

     2.5 Organizational Certificate. A Certificate of Formation of the Company has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The Members shall cause to be filed such other certificates or documents as may be required for the formation, operation, and qualification of a limited partnership in the State of Delaware and any state in which the Company may elect to do business. The Members shall thereafter file any necessary amendments to the Certificate of Formation and any such other certificates and documents and do all things requisite to the maintenance of the Company as a limited liability company under the laws of Delaware and any state or jurisdiction in which the Company may elect to do business.

     2.6 Company Interests. Effective as of the date hereof, each Member shall have a 20.0% Percentage Interest.

     2.7 Tax Status. The Company shall be operated such that it will be classified as a "partnership" for federal and, as determined by the Board of Managers, state income tax purposes.

     2.8 No Partnership. The Members intend that the company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member with regard to the activities of the Company for any purposes other than federal and, if applicable, state tax purposes, and this Agreement may not be construed to suggest otherwise.

                                  ARTICLE III
                                     PURPOSE

     The purpose and business of the Company shall be to engage in any lawful activity for which limited liability companies may be organized under the Delaware Act.

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                                   ARTICLE IV
                              CAPITAL CONTRIBUTIONS

     At or around the date hereof, each Member shall contribute to the Company the amount in cash set forth next to such Member's name on Schedule I attached hereto.

                                   ARTICLE V
                          CAPITAL ACCOUNTS ALLOCATIONS

     5.1 Capital Accounts. The Company shall maintain a capital account for each of the Members in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the "Code") and as determined by a majority of the Members as consistent therewith.

     5.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members in accordance with their Percentage Interests, except that a majority of the Members shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

     5.3 Distributions. From time to time, but not less often than quarterly, the Members shall review the Company's accounts to determine whether distributions are appropriate. The Company may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Company funds, including, without limitation, Company revenues, capital contributions, or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Company exceed the fair market value of the assets of the Company. By unanimous vote, the Members may, subject to the foregoing proviso, also distribute to the Members other Company property or other securities of the Company or other entities. All distributions shall be made in accordance with the Percentage Interests of the Members.

                                   ARTICLE VI
                      MANAGEMENT AND OPERATIONS OF BUSINESS

     The Members shall elect the officers of the Company as provided in this Agreement. The officers of the Company shall consist of a Chief Executive Officer (who initially shall be William Casey McManemin), a Chief Financial Officer (who initially shall be H.C. Allen, Jr.), and a Chief Operating Officer (who initially shall be James E. Raley) to serve at the pleasure of the Members and who shall hold their offices for such terms and shall exercise such power and perform such duties as shall be determined from time to time by the Members.

                                  ARTICLE VII
                        RIGHTS AND OBLIGATIONS OF MEMBERS

     7.1 Liability of Members. The Members shall have no liability under this Agreement except as provided in Article IV.

     7.2 Transfer of Member Interests. None of the Members shall have the right to sell, transfer or assign their interests in the Company or any interest therein without the unanimous

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written approval of the Members except that the conversion of Raley into a
Delaware general partnership pursuant to the Delaware General Corporation Law and the Delaware Revised Uniform Partnership Act shall not be deemed to have effected a sale, transfer or assignment of the Member interests held thereby.

                                  ARTICLE VIII
                           DISSOLUTION AND LIQUIDATION

     8.1 Dissolution. The Company shall be dissolved as provided in Section 2.4 and its affairs shall be wound up as provided by law.

     8.2 No Resignation. No Member shall have the right to resign or withdraw from the Company prior to the dissolution and winding up of the Company, without the unanimous written approval of the Members. Any Member who resigns or withdraws from the Company in violation of the foregoing provision or who has resigned or withdraw from the Company in a manner not expressly permitted herein, shall be liable to the Company and the Members for any damages sustained by reason of such resignation or withdrawal.

     8.3 Resignation, Expulsion, Bankruptcy of Member. The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up.

                                   ARTICLE IX
                AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT

     The Members, by unanimous vote, may amend any provision of this Agreement and may execute, swear to, acknowledge, deliver, file, and record whatever documents may be required in connection therewith.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 Addresses and Notices. Any notice to the Company or the Members shall be deemed given if received by it in writing at the principal office of the Company designated pursuant to Section 2.3(a).

     10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     10.3 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

     10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

     10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

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     IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned Members as of the date first above written.

MEMBERS:

SAM PARTNERS, LTD.

By:      SAM Partners Management, Inc., its general partner

         By: /s/ H.C. Allen, Jr.
            --------------------------------------------------
                  H. C. Allen, Jr., Secretary


VAUGHN PETROLEUM, LTD.

By:      VPL (GP), LLC, its general partner



         By: /s/ Robert C. Vaughn
            --------------------------------------------------
         Name: Robert C. Vaughn
              ------------------------------------------------
         Title: Chief Executive Officer and Manager
               -----------------------------------------------


SMITH ALLEN OIL & GAS, INC.



By: /s/ William Casey McManemin
   ----------------------------------------------------------
         William Casey McManemin, Vice President



P.A. PEAK, INC.



By: /s/ Preston A. Peak
   ----------------------------------------------------------
         Preston A. Peak, President


JAMES E. RALEY, INC.



By: /s/ James E. Raley
   ----------------------------------------------------------
         James E. Raley, President

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                                   SCHEDULE I

                              Capital Contributions

                Vaughn                                      $ 2.46
                SAM                                           2.46
                SAOG                                          2.40
                Peak                                          2.34
                Raley                                         2.34
                                                            ------
                                                            $12.00


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